Exhibit 99.2

Micro Therapeutics, Inc.

2004 Fourth Quarter Financial Results Conference Call

February 10, 2005

Transcript

Operator:	Good afternoon, my name is Marvin and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Micro Therapeutics 2004 Fourth Quarter Financial Results conference call.

All lines have bee placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. I would now like to turn the call over to Mr. Tom Wilder with Micro Therapeutics. Please go ahead sir.

Thomas Wilder:	Thank you. Good afternoon everyone and thank you for joining us to discuss Micro Therapeutics fourth quarter 2004 financial results.

I am Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today is Jim Corbett, our Chairman.

Today I will cover operational and financial results after which we will take questions.

If you are not receiving regular communications from MTI and would like to be added to our fax and email lists, please contact Rob Whetstone of Pondel Wilkinson at 310-279-5980.

For your information, this conference call is being broadcast live on the Internet at www.1mti.com.

A playback of this call will be available following its conclusion and may be accessed on the Internet at www.1mti.com and will be available for approximately one year.

All of the information discussed on the call today is covered under the Safe Harbor Provisions of the Securities and Litigation Reform Act. The company’s discussion today will include forward-looking information reflecting management’s forecasts of certain aspects of the company’s future.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

Risk factors associated with our business are set forth in our 1933 and 1934 Act filings including the Form 10-KSB we will be filing for 2004. We suggest that you read all such filings.

Before I begin my discussion of results, I would like to brief you on a transition that is underway in the financial leadership of the company. As many of you are aware, Hal Hurwitz has resigned from the CFO position as he prepares to pursue other outside interests.

Hal will work with MTI as an advisor during the first half of this year. I would like to recognize Hal’s contribution over the past seven years and to thank him for his service.

We recently hired a controller who has 18 years of experience in the medical device industry and a search for a CFO is underway. During this transition period, I will function as the acting CFO.

During this call I will cover the following subjects: Our financial results, the status of key new product programs, guidance for 2005 and 2006 and our cash position and liquidity. After this, we will take questions.

Revenue - we were very pleased with our financial performance. For the 2004 fourth quarter, net sales were $10.9 million, representing a 27% increase over the prior year fourth quarter.

US revenues increased 24% to $3.4 million and international revenues increased 29% to $7.5 million compared with the fourth quarter of 2003.

Fourth quarter neuro embolic product revenue of $4.3 million represents a 48% increase over the prior year. Growth was driven by sales of the NXT coil in Europe, of Sapphire in the US and other international markets and of Onyx.

Note that as previously reported, fourth quarter 2003 revenues were impacted by advanced sales of the Sapphire coil product in Europe prior to withdrawal of that product from the European market.

Revenue from neuro access and delivery products for the fourth quarter of 2004 was $5.9 million, an increase of 46%. Echelon microcatheters and the HyperForm and HyperGlide balloons led this revenue increase.

Peripheral vascular and other product revenues for the fourth quarter of 2004 were $681,000, a decrease of 57% from the prior year. As previously reported, fourth quarter 2003 revenues were impacted by a $600,000 international distributor stocking order for certain microcatheters and guidewires.

Revenues also benefitted from favorable foreign exchange rate fluctuations which had favorable impacts on 2004 fourth quarter revenues of $380,000 and on full-year 2004 revenues of $1.3 million.

Gross margin of 58% in the fourth quarter of 2004 reflected a 1 point improvement from the fourth quarter of 2003 and was adversely impacted by year-end inventory adjustments and costs associated with the expansion of our coil manufacturing capacity.

The recent consolidation of manufacturing into Irvine combined with specific cost reduction initiatives and increased production volume are expected to drive margin improvements commencing with the first quarter of 2005.

Operating expense for the fourth quarter excluding $2.5 million of cost associated with the consolidation of our manufacturing operations was $10 million, a decrease of 7% from expense levels in the fourth quarter of 2003. Included in the 2004 amount is approximately $1.6 million of litigation expense which reflects a continued reduced expense rate from the first half of 2004.

Such expense compares favorably to the approximately $2 million of litigation expense for the fourth quarter of 2003.

Research and development expenses which include clinical and regulatory costs decreased 8% to $3.4 million in the fourth quarter of 2004, from $3.7 million in the comparable period of 2003.

This decrease resulted primarily from the Onyx related US clinical study costs which had been curtailed by the end of 2003.

Selling, general and administrative expenses excluding litigation costs were $5 million which is unchanged from the fourth quarter of 2003.

Fourth quarter 2004 costs associated with the consolidation of our manufacturing operations into Irvine were $2.5 million which was at the low end of the range we had anticipated. Additional costs will be incurred in 2005 which we will address in our comments regarding guidance later in this conference call.

Moving to new product development - we have made substantial progress recently in new product development and commercialization. In embolic coils we introduced the NXT coil family into the United States in December of 2004. The NXT offers improved coil detachment performance compared to the original Sapphire line.

We intend to introduce the NXT line in international markets beyond Europe during 2005.

We have completed clinical evaluations of the new NXT Tetris coil family and are pleased with the results. We will commence a commercial launch late in this first quarter of 2005.

The Tetris family consists of three unique coil geometries and incorporates a nitinol filament. We believe that the geometry and shape memory of the Tetris will establish this product as a strong entry into the important framing segment of the embolic coil market.

We are working on two other significant coil programs. The first program referred to internally as ICE consists of a family of coils that will be surface modified to enhance aneurysm healing. We expect to introduce this coil family in the US during the second half of 2005.

The second program called internally 3G represents a third generation coil family that will feature a proprietary detachment system.

We will provide more information about 3G as we approach key milestones.

In neuro access and delivery we have commenced the launch of our new four members of the Echelon catheter family. The preshaped Echelon 10 and 14 catheters are available in 45- and 90-degree configurations. Echelon incorporates a nitinol braid which we believe offers superior shape retention compared to other available catheters.

We have also completed clinical evaluations of a new flow-directed catheter called the Marathon. This catheter which also incorporates a nitinol braid represents an improvement over the existing UltraFlow catheter.

Marathon is compatible with the AVM version of Onyx. We will launch Marathon in Europe and the United States late in the first quarter of 2005.

Finally, during the past two years we have been developing an innovative nitinol spent, the Solo, which is intended for use in treating larger and wide neck aneurisms. The Solo is fully retrievable and is detached in the same manner as our current Sapphire and NXT coils.

This allows for precise stent placement. The Solo stent has been utilized successfully in eight patients in Europe on a compassionate use basis. We will provide more information about this project as we approach key milestones.

With regard to our PMA application for Onyx AVM, we continue to work with the FDA on the remaining steps to approval. The FDA has completed its audits and we are moving forward. As review timelines are difficult to predict, we cannot offer more specific guidance at this time.

With respect to our Onyx aneurysm program we intend to submit our humanitarian device exemption or HDE application once we receive the AVM PMA.

To support the new product flow that I have just reviewed, we have recently expanded our sales force in the United States to 15 sales representatives, in addition to sales management and support personnel.

In Europe, through our ev3 distribution partner, we have 17 dedicated neuro sales representatives.

Before I move to guidance, I would like to offer a brief note regarding patent litigation. As previously disclosed, we have a number of legal actions under way in Europe and in the United States. At this time, there are no new developments that are appropriate for disclosure.

Moving to 2005 and 2006 guidance. Revenue - Driven by new product introductions and increased sales coverage we believe 2005 revenue will range between $47 and $51 million and that 2006 revenue will range between $65 and $72 million.

Gross margin - As discussed we remain confident that gross margin improvement will occur in 2005 as a result of several factors including consolidation of manufacturing in Irvine, implementation of specific cost improvement programs and increased production volume.

As a result we believe we should be able to achieve gross margin for 2005 of 64% to 66%.

Operating expenses - our expectation for 2005 is that operating expenses before R&D amortization, litigation expense and facility consolidation costs will fall in a range of $36 to $38 million.

To complete the discussion regarding our estimates of expenses, I would add the following notes. Amortization of research and development costs in connection with our acquisition of Dendron two years ago amounts to approximately $2 million per year.

This non-cash expense is expected to continue through the fourth quarter of 2007.

With regard to litigation expense, during 2004 we incurred significant expenditures related to intellectual property actions in both Europe and the US.

During each of the past four quarters litigation expenses ranged from $1.6 million to $2.5 million. We expect these expenditures to continue until such time as all matters are resolved and do not feel that we can offer further guidance at this time.

As I am sure you would expect, the company can make no assurances regarding the outcome of these cases.

In connection with the facility consolidation effective at the end of 2004 we expect to incur an additional $500 to $750,000 during 2005 as retained employees complete their service in Germany and we settle remaining contractual obligations.

Based upon the above guidance we believe that we will achieve an operating profitability run rate by the end of this year.

With regard to operating cash flow, we ended the year with $11.6 million in cash. We are pursuing an asset-based loan that we anticipate will provide between $3 and $5 million in cash during the year. Combined with the recently announced $3.7 million payment from the acquisition of Genyx assets by C.R. Bard, we believe that these funding sources will be sufficient to fund our operations over the course of the year.

We will update you on the loan arrangement as it is finalized.

My thanks to all of our conference call participants for your attention.

At this time, Jim and I will be happy to answer any questions you may have.

Operator:	Ladies and Gentlemen, if you would like to ask a question at this time please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Tom Gunderson.

Tom Gunderson:	Hi, good afternoon.

Thomas Wilder:	Good afternoon Tom.

Tom Gunderson:	Tom, put on your new CFO hat here and tell me if you can what would be a goal for ‘06 for gross margin?

Thomas Wilder:	I think our goal for gross margin for ‘06 would be a couple of points north of the 64% to 66% range that I cited.

Tom Gunderson:	Okay and that 64% to 66% that I’m assuming we should ramp that, you know, fairly evenly through the quarters from 58%?

Thomas Wilder:	No, you mean for Q4…

Tom Gunderson:	For ‘05, yeah.

Thomas Wilder:	For 2005, that would be fair for 2005. I might add Tom that we’re prepared right now to give revenue for 2006 but we’re not really in a position today to talk about 2006 operating statement. I think we’re got to delver 2005 at least a few quarters.

Tom Gunderson:	Okay. Can you tell me at least on ‘05 and on ‘06 what your assumptions were as far as OUS US split in revenues roughly?

Thomas Wilder:	Yes. I think you could - one can anticipate that the US proportion of revenue in both those years will be slightly higher than it has been in 2004 as a result of introduction of NXT into the United States and Onyx AVM. But I will add that the international markets continue to grow (unintelligible). Both markets, US and international, are over 30% growth.

Tom Gunderson:	Okay, thanks. Yeah, it’s hard to catch up on international when it grows so fast isn’t it?

Thomas Wilder:	That is correct.

Tom Gunderson:	And then last question - it’s just a clarification. You said you’d introduce Tetris late in Q1 ‘05 in Europe or…

Thomas Wilder:	In Europe and in the United States.

Tom Gunderson:	Okay. That’s it. Thanks guys.

Operator:	Your next question comes from Larry Haimovitch.

Larry Haimovitch:	Good afternoon.

Thomas Wilder:	Good afternoon Larry.

Larry Haimovitch:	You had a solid year, congratulations.

Thomas Wilder:	Thank you.

Larry Haimovitch:	In the forward projections Tom what assumption did you make on when Onyx AVM is approved? I obviously understand with the FDA. We all understand with the FDA it’s very difficult. But if - you must have plugged it in at some point in terms of your models and your guidance. Can you give us an idea of where that was plugged in?

Thomas Wilder:	Larry, we - our guidance is 47 and 51. We’ve been conservative with regard to our assumptions on Onyx in the United States so in that range but I’m not going to get into detailed assumptions within that range.

Larry Haimovitch:	But it’s in ‘05 numbers?

Thomas Wilder:	That is correct.

Larry Haimovitch:	Okay, great. Second, I may have missed this because I joined a couple of minutes late. Did you provide guidance on - I know you talked some about cash and stuff. Did you provide guidance about cash flow, break even or actual P&L breakeven Tom?

Thomas Wilder:	We based upon our 2005 guidance, we anticipate achieving operating profitability on a run rate basis at the end of the year.

Larry Haimovitch:	Okay and what does that assume in regard to litigation expense?

Thomas Wilder:	As I mentioned Larry, litigation expense for the last two quarters has $1.6 million per quarter. We do have a number of cases ongoing. It’s difficult to project. It would be fair to take our historical experience in 2004, particularly the latter half and project that forward. I can’t get more specific than that.

Larry Haimovitch:	And as you are of course very aware one of your competitors has had a little bit of a glitch in the coil market. Has that - did that have an particularly strong benefit in helping you in Q4 or in the current quarter?

Thomas Wilder:	No. No, growth was across all product lines and geographies. I’m not aware of a competitor glitch that would have had any impact of magnitude.

Larry Haimovitch:	Okay, thanks Tom.

Operator:	And once again Ladies and Gentlemen, that is star then 1 to ask a question.

There are no further questions at this time.

Thomas Wilder:	Okay well I’d like to thank everyone for joining us today. We appreciate your continued support. If anyone has any further questions we invite you to contact us here at MTI and I thank you again.

Operator:	This concludes today’s conference call.

You may disconnect at this time.

END